Exhibit 99.2

News Release

Sunoco, Inc.
1801 Market Street
Philadelphia, Pa. 19103-1699

For further information contact	For release: 8 a.m. April 22, 2004
Jerry Davis (media) 215-977-6298
Terry Delaney (investors) 215-977-6106

No. 4001

SUNOCO REPORTS FIRST QUARTER RESULTS

PHILADELPHIA, April 22, 2004 — Sunoco, Inc. (NYSE: SUN) today reported net income of $89 million ($1.17 per share diluted) for the first quarter of 2004 versus $86 million ($1.12 per share diluted) for the 2003 first quarter.

“We are pleased with our first quarter results,” said John G. Drosdick, Sunoco Chairman and CEO. “Financially, earnings were slightly better than last year’s strong start and, strategically, our activities over the past year are making significant contributions to the Company’s earnings.

“Our financial performance for the quarter largely reflects strong results from Refining and Supply, which had income of $100 million. Current quarter refining margins were $5.68 per barrel, up slightly from the prior-year level. Stronger gasoline margins more than offset the impact of a weaker distillate market and sharply higher transportation and fuel costs. First quarter 2004 earnings included $23 million from the Eagle Point refinery, acquired January 13, 2004. We have made significant progress in capturing synergies and integrating this facility into our refining system and are pleased with this addition to our asset base. With summer gasoline demand projected to reach record levels, prospects for continued strong refining results through the driving season remain favorable.

“Similar to the 2003 first quarter, however, rising crude oil costs substantially squeezed product margins in our Retail Marketing and Chemicals businesses. Retail Marketing lost $4 million, as retail gasoline price increases lagged sharply higher wholesale prices throughout the quarter. Additionally,

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Chemicals earnings of $12 million for the quarter were much improved from the year-ago loss of $4 million, despite significant increases in benzene and propylene feedstock costs which reduced margins in Chemicals versus more recent quarters. Assuming crude prices level off or moderate, we would expect margins in these businesses to improve, as fundamental product demand growth continues to be fairly strong.

“Our other businesses, Logistics and Coke, earned $8 and $9 million, respectively for the quarter.”

Drosdick added, “We continued to move ahead on other strategic initiatives. We expect to close shortly on our acquisition of retail sites from ConocoPhillips. These high-quality sites will nicely expand and upgrade our retail portfolio network in the mid-Atlantic region. In January, we completed the divestment of our plasticizers operations, generating cash proceeds of $90 million for a business that earned an average of $3 million over the past three years. We sold certain logistics assets associated with the Eagle Point refinery to Sunoco Logistics Partners L.P. and, in early April, the Partnership completed an equity offering generating net proceeds of approximately $130 million. We now have a 63 percent interest in Sunoco Logistics Partners L.P. We also continued our share buyback program, repurchasing 600,000 shares of Sunoco common stock for $37 million during the quarter.

“The actions of the past year have included asset growth in each of our five businesses, an increased dividend and significant share repurchase activity. We have funded these activities with strong operating cash flow and targeted portfolio divestments. This strategy of opportunistic and diversified portfolio growth while maintaining prudent financial strength and returning cash to shareholders will continue to guide our actions to increase value for our shareholders.”

DETAILS OF FIRST QUARTER RESULTS

REFINING AND SUPPLY

Refining and Supply earned $100 million in the current quarter versus $93 million in the first quarter of 2003. The increase was largely due to the $23 million income contribution from the Eagle Point refinery acquired on January 13, 2004, higher production volumes in the Northeast Refining System and slightly higher realized margins. Partially offsetting these positive variances were higher expenses, including fuel and depreciation, and lower production volumes in Sunoco’s MidContinent Refining System due to planned turnaround activity at both the Toledo and Tulsa refineries in March 2004.

Total crude unit throughput averaged 825 thousand barrels daily (95 percent utilization) for the quarter, with total production available for sale approximating 80 million barrels.

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RETAIL MARKETING

Retail Marketing had a loss of $4 million in the first quarter of 2004 versus income of $10 million in the first quarter of 2003. The decrease in results was due largely to lower retail gasoline margins, which averaged 6.4 cents per gallon and were down almost two cents per gallon from the prior-year quarter. Current quarter results included a $1 million income contribution from the Speedway sites acquired in June 2003.

CHEMICALS

Chemicals earned $12 million in the first quarter of 2004 versus a loss of $4 million in the prior-year period. The increase was due largely to higher realized margins for phenol and by-products and a $5 million income contribution associated with the 2003 propylene supply agreement with Equistar Chemicals, L.P. and sales from the Bayport, TX polypropylene facility acquired from Equistar. Phenol sales volumes declined from the prior-year quarter as sales were limited by cumene availability issues in the industry. Polypropylene sales volumes (excluding the Bayport facility) declined due to sales from inventory during the prior-year quarter.

LOGISTICS

Earnings for the Logistics segment were $8 million versus $11 million in the year-ago period. The decline in earnings was due largely to lower results from the Western Crude System and lower joint-venture income.

COKE

The Coke business earned $9 million in the first quarter of 2004 versus $10 million in the first quarter of 2003.

CORPORATE AND OTHER

Corporate administrative expenses were $12 million after tax in the current quarter versus $9 million in the comparable quarter last year. The increase was largely due to higher employee-related expenses, including accruals associated with stock-based compensation.

Net financing expenses were $24 million after tax in the first quarter of 2004 versus $25 million in the prior-year quarter.

Sunoco, Inc., headquartered in Philadelphia, PA, is a leading manufacturer and marketer of petroleum and petrochemical products. With 890,000 barrels per day of refining capacity, over 4,500 retail sites selling gasoline and convenience items, over 4,500 miles of crude oil and refined product owned and operated pipelines and 34 product terminals, Sunoco is one of the largest independent

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refiner-marketers in the United States. Sunoco is a significant manufacturer of petrochemicals with annual sales of approximately five billion pounds, largely chemical intermediates used to make fibers, plastics, film and resins. Utilizing a unique, patented technology, Sunoco also manufactures two million tons annually of high-quality metallurgical-grade coke for use in the steel industry.

Anyone interested in obtaining further insights into this quarter’s results can monitor the Company’s quarterly teleconference call, which is scheduled for 3:00 p.m. ET today (April 22, 2004). It can be accessed through Sunoco’s Web site - www.SunocoInc.com. It is suggested that you visit the site prior to the teleconference to ensure that you have downloaded any necessary software.

Those statements made in this release that are not historical facts are forward-looking statements intended to be covered by the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Sunoco believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect Sunoco’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: general business and economic conditions; competitive products and pricing; changes in refining, chemical and other product margins; variation in petroleum-based commodity prices and availability of crude oil supply or transportation; fluctuations in supply of feedstocks and demand for products manufactured; changes in operating conditions and costs; changes in the expected level of environmental capital, operating or remediation expenditures; potential equipment malfunction; potential labor relations problems; the legislative and regulatory environment; plant construction/repair delays; nonperformance by major customers, suppliers or other business partners; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in Sunoco’s Form 10-K filed with the Securities and Exchange Commission on March 5, 2004 and in other periodic reports filed with the Securities and Exchange Commission. Sunoco undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.

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SUNOCO 1Q04 EARNINGS, PAGE 5

Sunoco, Inc.

2004 First Quarter Financial Summary

(Unaudited)

First Quarter	2004	2003
Revenues	$5,245,000,000	$4,596,000,000	*

Net Income	$89,000,000	$86,000,000

Net Income Per Share of Common Stock:
Basic	$1.18	$1.12
Diluted	$1.17	$1.12

Weighted Average Number of Shares Outstanding (In Millions):
Basic	75.5	76.5
Diluted	76.3	77.1

*	Restated to reflect the consolidation of the Epsilon Products Company, LLC polypropylene joint venture, effective January 1, 2003, in connection with the adoption of FASB Interpretation No. 46, “Consolidation of Variable Interest Entities,” in the first quarter of 2004.

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Sunoco, Inc.

Earnings Profile of Sunoco Businesses (after tax)

(Millions of Dollars)

(Unaudited)

	Three Months Ended March 31		Variance
	2004	2003
Refining and Supply	$100	$93	$7
Retail Marketing	(4)	10	(14)
Chemicals	12	(4)	16
Logistics	8	11	(3)
Coke	9	10	(1)
Corporate and Other:
Corporate expenses	(12)	(9)	(3)
Net financing expenses and other	(24)	(25)	1

Consolidated net income	$89	$86	$3

Net income per share of common stock (diluted)	$1.17	$1.12	$.05

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Sunoco, Inc.

Financial and Operating Statistics (Unaudited)

Certain revisions have been made to Sunoco’s Financial and Operating Statistics presented below. In Refining and Supply, operating data is now provided for the MidContinent Refining Complex (previously, separate data had been provided for the Toledo and Tulsa refineries). Also, the Chemicals margin and volume data as well as certain other financial information reflect the impact of consolidating the Epsilon Products Company, LLC polypropylene joint venture in connection with the adoption of FASB Interpretation No. 46. The polypropylene margin information also now includes the impact of a long-term supply contract entered into on March 31, 2003 with Equistar Chemicals, L.P. and the cost of additives. Prior-period amounts have been restated to conform to the first quarter of 2004 presentation.

	For the Three Months Ended March 31
	2004	2003
TOTAL REFINING AND SUPPLY

Income (Millions of Dollars)	$100	$93
Realized Wholesale Margin* (Per Barrel of Production Available for Sale)	$5.68	$5.35
Crude Inputs as Percent of Crude Unit Rated Capacity**	95	96
Throughputs*** (Thousand Barrels Daily):
Crude Oil	824.6	700.2
Other Feedstocks	65.6	57.6

Total Throughputs	890.2	757.8

Products Manufactured*** (Thousand Barrels Daily):
Gasoline	419.0	359.6
Middle Distillates	285.1	238.1
Residual Fuel	77.5	58.7
Petrochemicals	33.3	25.3
Lubricants	13.0	13.2
Other	96.0	93.5

Total Production	923.9	788.4
Less: Production Used as Fuel in Refinery Operations	42.9	36.8

Total Production Available for Sale	881.0	751.6

*	Wholesale sales revenue less cost of crude oil, other feedstocks, product purchases and related terminalling and transportation divided by production available for sale.
**	In January 2004, crude unit capacity increased from 730 to 890 thousands of barrels daily. This change reflects the acquisition of the 150 thousand barrels-per-day Eagle Point refinery effective January 13, 2004 and a 10 thousand barrels-per-day adjustment at the Toledo refinery reflecting the increased reliability and enhanced operations at this facility in recent years. The calculation of the crude inputs as a percent of crude unit rated capacity for the three months ended March 31, 2004 includes the Eagle Point refinery, effective January 13, 2004.
***	Data pertaining to the Eagle Point refinery for the three months ended March 31, 2004 are included based on the amounts attributable to the 79-day ownership period (January 13, 2004 – March 31, 2004) divided by 91 days.

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Sunoco, Inc.

Financial and Operating Statistics (Unaudited)

	For the Three Months Ended March 31
	2004	2003
Northeast Refining Complex*

Realized Wholesale Margin (Per Barrel of Production Available for Sale)	$5.74	$5.68
Market Benchmark 6-3-2-1 (Per Barrel)	$7.14	$7.84
Crude Inputs as Percent of Crude Unit Rated Capacity**	99	95
Throughputs*** (Thousand Barrels Daily):
Crude Oil	630.9	477.5
Other Feedstocks	58.9	50.4

Total Throughputs	689.8	527.9

Products Manufactured*** (Thousand Barrels Daily):
Gasoline	320.3	253.9
Middle Distillates	226.5	166.3
Residual Fuel	74.7	54.2
Petrochemicals	29.2	18.7
Other	65.3	56.9

Total Production	716.0	550.0
Less: Production Used as Fuel in Refinery Operations	34.8	26.4

Total Production Available for Sale	681.2	523.6

*	Comprised of the Marcus Hook, Philadelphia and Eagle Point refineries.
**	On January 13, 2004, crude unit capacity increased from 505 to 655 thousands of barrels daily as a result of the Eagle Point refinery acquisition. The calculation of the crude inputs as a percent of crude unit rated capacity for the three months ended March 31, 2004 includes the Eagle Point refinery, effective January 13, 2004.
***	Data pertaining to the Eagle Point refinery for the three months ended March 31, 2004 are included based on the amounts attributable to the 79-day period subsequent to the acquisition date divided by 91 days.

MidContinent Refining Complex*

Realized Wholesale Margin (Per Barrel of Production Available for Sale)	$5.46	$4.59
Market Benchmark 3-2-1 (Per Barrel)	$6.39	$5.98
Crude Inputs as Percent of Crude Unit Rated Capacity**	82	99
Throughputs (Thousand Barrels Daily):
Crude Oil	193.7	222.7
Other Feedstocks	6.7	7.2

Total Throughputs	200.4	229.9

*	Comprised of the Toledo and Tulsa refineries.
**	Effective January 1, 2004, crude unit capacity increased from 225 to 235 thousands of barrels daily as a result of a 10 thousand barrels-per-day adjustment at the Toledo refinery.

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SUNOCO 1Q04 EARNINGS, PAGE 9

Sunoco, Inc.

Financial and Operating Statistics (Unaudited)

	For the Three Months Ended March 31
	2004	2003
MidContinent Refining Complex (continued)

Products Manufactured (Thousand Barrels Daily):
Gasoline	98.7	105.7
Middle Distillates	58.6	71.8
Residual Fuel	2.8	4.5
Petrochemicals	4.1	6.6
Lubricants	13.0	13.2
Other	30.7	36.6

Total Production	207.9	238.4
Less: Production Used as Fuel in Refinery Operations	8.1	10.4

Total Production Available for Sale	199.8	228.0

RETAIL MARKETING

Income (Loss) (Millions of Dollars)	$(4)	$10
Retail Margin* (Per Barrel):
Gasoline	$2.68	$3.48
Middle Distillates	$6.27	$5.98
Sales of Petroleum Products (Thousand Barrels Daily):
Gasoline	273.7	251.2
Middle Distillates	44.5	44.3

	318.2	295.5

Total Retail Gasoline Outlets, End of Period	4,532	4,368
Gasoline and Diesel Throughput per Company Owned or Leased Outlet (M Gal/Site/Month)	125	114
Convenience Stores:
Total Stores, End of Period	804	637
Merchandise Sales (M$/Store/Month)	$73	$66
Merchandise Margin (Company Operated) (% of Sales)	24%	24%

*	Retail sales price less wholesale price and related terminalling and transportation costs divided by total sales volumes. The retail sales price is the weighted average price received through the various branded marketing distribution channels.

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Sunoco, Inc.

Financial and Operating Statistics (Unaudited)

	For the Three Months Ended March 31
	2004	2003
CHEMICALS*

Income (Loss) (Millions of Dollars)	$12	$(4)
Margin** (Cents per Pound):
All Products***	9.2	6.8
Phenol and Related Products	8.6	6.6
Polypropylene***	10.4	7.4
Sales (Millions of Pounds):
Phenol and Related Products	614	670
Polypropylene†	575	550
Plasticizers††	28	157
Other	48	46

	1,265	1,423

*	Prior-period amounts have been restated to reflect the consolidation of the Epsilon joint venture, effective January 1, 2003, in connection with the adoption of FASB Interpretation No. 46 in the first quarter of 2004.
**	Wholesale sales revenue less cost of feedstocks, product purchases and related terminalling and transportation divided by sales volumes.
***	The polypropylene and all products margins include the impact of a long-term supply contract entered into on March 31, 2003 with Equistar Chemicals, L.P. which is priced on a cost-based formula that includes a fixed discount.
†	Includes amounts attributable to the Bayport facility subsequent to its purchase, effective March 31, 2003.
††	Consists of amounts attributable to the plasticizer business, which was divested in January 2004.

COKE

Income (Millions of Dollars)	$9		$10
Coke Production (Thousands of Tons)	478		492
Coke Sales (Thousands of Tons)	482		493

CAPITAL EXPENDITURES (Millions of Dollars)

Refining and Supply	$70	*	$43
Retail Marketing	16		14
Chemicals	6	*	4	**
Logistics	4	*	7
Coke	16		—

	$112		$68

*	Excludes $235 million acquisition from El Paso Corporation of the Eagle Point refinery and related chemical and logistics assets, which includes $124 million for inventory.
**	Excludes $198 million associated with the formation of a propylene partnership with Equistar Chemicals, L.P. and a related supply contract and the acquisition of Equistar’s Bayport polypropylene facility, which includes $11 million for inventory.

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SUNOCO 1Q04 EARNINGS, PAGE 11

Sunoco, Inc.

Financial and Operating Statistics (Unaudited)

	For the Three Months Ended March 31
DEPRECIATION, DEPLETION AND AMORTIZATION (Millions of Dollars)	2004	2003

Refining and Supply	$48	$39
Retail Marketing	25	24
Chemicals	17	12
Logistics	7	7
Coke	3	3

	$100	$85

BALANCE SHEET INFORMATION (Millions of Dollars)	At March 31 2004	At December 31 2003
Cash and Cash Equivalents	$311	$431
Total Borrowings (including Current Portion)*	$1,601	$1,601
Shareholders’ Equity	$1,616	$1,556

*	At March 31, 2004 and December 31, 2003, includes $150 and $148 million, respectively, attributable to the Epsilon joint venture, which is now consolidated in connection with the adoption of FASB Interpretation No. 46.

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SUNOCO 1Q04 EARNINGS, PAGE 12

Sunoco, Inc.

Earnings Profile of Sunoco Businesses (after tax)

(Millions of Dollars)

(Unaudited)

	2003
	1st	2nd	3rd	4th	Total
Refining and Supply	$93	$50	$98	$20	$261
Retail Marketing	10	36	20	25	91
Chemicals	(4)	10	21	26	53
Logistics	11	9	9	(3)	26
Coke	10	11	11	11	43
Corporate and Other:
Corporate expenses	(9)	(10)	(10)	(11)	(40)
Net financing expenses and other	(25)	(25)	(25)	(24)	(99)

	86	81	124	44	335
Special items	—	—	(15)	(8)	(23)

Consolidated net income	$86	$81	$109	$36	$312

Earnings (loss) per share of common stock (diluted):
Income before special items	$1.12	$1.04	$1.59	$.57	$4.32
Special items	—	—	(.19)	(.10)	(.29)

Net income	$1.12	$1.04	$1.40	$.47	$4.03

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Earnings Profile of Sunoco Businesses (after tax)

(Millions of Dollars)

(Unaudited)

2004 First Quarter
Refining and Supply	$100
Retail Marketing	(4)
Chemicals	12
Logistics	8
Coke	9
Corporate and Other:
Corporate expenses	(12)
Net financing expenses and other	(24)

Consolidated net income	$89

Net income per share of common stock(diluted)	$1.17

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Consolidated Statements of Income

(Millions of Dollars)

(Unaudited)

	2003*
	1st	2nd	3rd	4th	Total
REVENUES
Sales and other operating revenue (including consumer excise taxes)	$4,589	$4,189	$4,630	$4,561	$17,969
Interest income	2	2	1	2	7
Other income (loss)	5	13	(11)	33	40

	4,596	4,204	4,620	4,596	18,016

COSTS AND EXPENSES
Cost of products sold and operating expenses	3,722	3,261	3,536	3,635	14,154
Consumer excise taxes	437	490	556	516	1,999
Selling, general and administrative expenses	163	180	202	207	752
Depreciation, depletion and amortization	85	92	94	98	369
Payroll, property and other taxes	27	24	30	24	105
Provision for write-down of assets and other matters	—	—	—	28	28
Interest cost and debt expense	29	29	29	30	117
Interest capitalized	(1)	—	(1)	(1)	(3)

	4,462	4,076	4,446	4,537	17,521
Income before income tax expense	134	128	174	59	495
Income tax expense	48	47	65	23	183

Net Income	$86	$81	$109	$36	$312

*	Restated to reflect the consolidation of the Epsilon joint venture, effective January 1, 2003, in connection with the adoption of FASB Interpretation No. 46 in the first quarter of 2004.

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SUNOCO 1Q04 EARNINGS, PAGE 15

Sunoco, Inc.

Consolidated Statements of Income

(Millions of Dollars)

(Unaudited)

2004 First Quarter
REVENUES
Sales and other operating revenue (including consumer excise taxes)	$5,232
Interest income	2
Other income	11

5,245

COSTS AND EXPENSES
Cost of products sold and operating expenses	4,254
Consumer excise taxes	498
Selling, general and administrative expenses	187
Depreciation, depletion and amortization	100
Payroll, property and other taxes	33
Interest cost and debt expense	29
Interest capitalized	(1)

5,100
Income before income tax expense	145
Income tax expense	56

Net Income	$89

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